Filed Pursuant To Rule 433

Registration No. 333-275079

March 7, 2024

WCMH (TV): Daytime Columbus with John Hoffman

ROBYN HAINES: Alright cryptocurrency's an intriguing investment option, it’s been around a while now. But many people still aren't sure where to start. New opportunities approved by the SEC allow investors to use their existing brokerage accounts to trade things like bitcoin right they’re called spot Bitcoin ETFs. So in this segment sponsored on behalf of Grayscale by KEF Media, Fred Lyle is showing us how it all works.

FRED LYLE:John Hoffman, head of partnerships at Grayscale investments explains what a spot bitcoin etf is.

MANAGING DIRECTOR, GRAYSCALE INVESTMENTS, JOHN HOFFMAN: Etf is an exchange traded fund. So it's an investment vehicle that trades on an exchange like a stock and you can buy it like you buy shares of ibm or Disney or Walmart and putting that all together a spot bitcoin etf makes it simple, easy and convenient to invest in bitcoin.

LYLE: Hoffman says the largest of these new investment vehicles is the grayscale Bitcoin fund.

HOFFMAN: Yeah so GBTC is the grayscale Bitcoin fund it’s that etf that we're talking about a moment ago. It's the world's largest bitcoin etf with over 25 billion dollars in assets and it's been very, very popular since it has launched a little over a month and a half ago with over 700 million dollars a day in average trading volumes.

LYLE: get more information on the GBTC at grayscale.com.

HAINES: Again that segment sponsored on behalf of Grayscale by KEF Media.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.